Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of ImageWare Systems, Inc. to be filed with the Commission on or about April 15, 2008 of our report dated April 14, 2008 covering the consolidated financial statements of ImageWare Systems, Inc., for the years ended December 31, 2007, 2006 and 2005, which is included in its Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
Los Angeles, California
April 14, 2008